Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Contact:

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen Inc.,

800-353-1075, ext. 111

SuperGen files clarified 8-K relating to recent financing transaction

DUBLIN, Calif., July 2, 2003 — SuperGen, Inc. (NASDAQ: SUPG) today announced that it has filed an amended 8-K filing to clarify the description of certain terms in response to investor inquires regarding the recently announced private placement of $21.25 million of senior convertible notes to a group of existing institutional investors.

On June 24, 2003 SuperGen entered into a Securities Purchase Agreement with selected investors for the private placement of Senior Convertible Notes in the principal amount of $21.25 million and certain warrants exercisable for securities of AVI BioPharma, Inc., currently owned by SuperGen. While the full amount of $21,250,000 proceeds from the financing was transferred to SuperGen, $10,625,000 of such funds were placed in a SuperGen, interest bearing, collateral account, and not available for SuperGen’s use until release. $5,312,500 (one-half of the $10,625,000 collateral account) will be available to SuperGen nine months from June 24, 2003, and the remaining $5,312,500 will be available twelve months from June 24, 2003.

The Notes have a final maturity date of December 31, 2004, and bear interest at a rate of 4 percent per annum. Interest is payable at SuperGen’s option in cash or, subject to certain conditions, in shares of SuperGen common stock. The notes are convertible at the investors’ option at any time into SuperGen common stock at a fixed conversion price of not less than $6.00 or more than $8.00, as described in more detail in such Notes. The principal amount of the notes will generally be repaid by SuperGen in four quarterly installments commencing nine months after closing. SuperGen, at its option, may meet its payment obligations in any combination of cash or shares of SuperGen common stock, provided certain conditions are met.

In addition, SuperGen announced that the holders of its outstanding 4 percent senior exchangeable convertible notes issued in February 2003 converted half of such notes ($10,625,000 principal amount) plus accrued and unpaid interest thereon into shares of SuperGen common stock at the fixed conversion price of $4.25 of such notes, thereby causing the remaining $10,625,000 principal amount of the outstanding notes to have a final maturity date of February 26, 2004. Such remaining notes have been amended to remove the features permitting the holders thereof to exchange such notes into shares of AVI BioPharma, Inc. common stock at an exchange price of $5.00 and the ability of SuperGen to use such shares valued at market at the time of repayment to repay the outstanding principal amount.

Copies of the documents governing these transactions are filed as exhibits to the Amended Form 8-K and are incorporated in this report by reference. The descriptions of the transactions are qualified in their entirety by these documents.

In connection with the placement, SuperGen also agreed to pay certain cash fees and grant certain warrants for SuperGen Common Stock to the placement agent, Rodman & Renshaw, Inc. for its activity engaged on behalf of SuperGen.

Pursuant to the Registration Rights Agreement, SuperGen will file a registration statement on Form S-3 (“Registration Statement”) to cover the resale of the Interest Shares and Conversion Shares and shares issuable upon exercise of the warrants issued to Rodman & Renshaw, Inc.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer. The company’s website can be reached at www.supergen.com.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such forward-looking statements include statement regarding our future capital need. The actual capital need of the Company could differ materially from that projected in the forward-looking statements, as a result of known and unknown risk factors and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to clinical trial results and obtaining regulatory approval of our products, and risks and uncertainties associated with the trading price of our common stock. References made to the discussion of the risk factors are detailed in the company’s filings with the Securities and Exchange Commission, including the report on Form 10-Q for the quarter ended March 31, 2003. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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